EXHIBIT 99.1

FOR IMMEDIATE RELEASE
HUDSON VALLEY HOLDING CORP.	CONTACT:	JAMES J. LANDY
21 SCARSDALE ROAD		PRESIDENT & CEO
YONKERS, NY 10707		(914) 771-3230
HUDSON VALLEY HOLDING CORP.
APPOINTS ADAM IFSHIN AS DIRECTOR
     Yonkers, NY, February 27, 2008 — William E. Griffin, Chairman of the Board of Hudson Valley Holding Corp., announced that, effective February 26, 2008, Adam Ifshin was appointed to the Board of Directors of Hudson Valley Holding Corp. “Adam’s extensive real estate and financial markets experience together with his intimate knowledge of the New York metropolitan market place make him an outstanding candidate for our Board,” Mr. Griffin said. “We are delighted to have him join us as a Director and to receiving the benefits of his knowledge and insights.”
     Mr. Ifshin is President and CEO of DLC Management Corp., which he co-founded in 1991. Through his leadership, DLC has become one of the nations’ largest owners and operators of retail shopping centers and one of the most active acquirers of centers with value added potential. Mr. Ifshin oversees all of DLC’s acquisitions, capital markets activities, redevelopment opportunities, joint ventures and corporate strategies. As a principal he has been involved in well over $3 billion of real estate transactions, building one of the largest privately held portfolios of shopping centers in the United States, totaling over 16.5 million square feet.
     Mr. Ifshin is also the founder and President of Delphi Commercial Properties, Inc., a specialty real estate brokerage firm; the co-founder and President of DLC Investment Securities Corp., the exclusive placement agent for all DLC Management Corp. real estate investments; and co-founder of DLC UrbanCore, a new platform to develop retail real estate in under-served, infill and multi-ethnic markets nationwide.
     He is active in numerous industry associations. He is a member of the International Council of Shopping Centers (ICSC), the Chairman of the ICSC New York Government Relations Committee, the Chairman of the ICSC National Economic Committee, and the Vice Chair of the ICSC National Deal Making in New York. Mr. Ifshin is an active lobbyist for the shopping center industry in Albany and Washington, D.C. and has testified before both the U.S. Senate and the House of Representatives on behalf of the Shopping Center Industry and The Real Estate Roundtable on the Taxation of Carried Interests.
     Mr. Ifshin received a B.A., cum laude, from Williams College with honors in economics and history, and was elected Phi Beta Kappa. He is an active member of the Board of Directors of the Byram Hills Educational Foundation and lives in Westchester with his family.
     “We look forward to working with Adam and to the positive contributions that we know he will make to grow Hudson Valley, while maintaining our commitment to local community banking,” Mr. Griffin said.
Hudson Valley Holding Corp. (HUVL), headquartered in Yonkers, NY, is the parent company of two independently owned local banks, Hudson Valley Bank (HVB) and New York National Bank (NYNB). Hudson Valley Bank is a Westchester based bank with more than $2 billion in assets, serving the metropolitan area with 25 branches located in Westchester, Rockland, the Bronx, Manhattan and Queens, NY, and in Fairfield County, CT. HVB specializes in providing a full range of financial services to businesses, professional services firms, not-for-profit organizations and individuals; and provides investment management services through a subsidiary, A. R.

Schmeidler & Co., Inc. NYNB is a Bronx based bank with approximately $140 million in assets serving the local communities of the South Bronx, Upper Manhattan and Roosevelt Island with five branches. NYNB provides a full range of financial services to individuals, small businesses and not-for-profit organizations in its local markets. Hudson Valley Holding Corp.’s stock is traded under the ticker symbol “HUVL” on the OTC Bulletin Board. Additional information on Hudson Valley Bank and New York National Bank can be obtained on their respective web-sites at www.hudsonvalleybank.com and www.nynb.com.
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This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements refer to future events or our future financial performance. We have attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should” or “will” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our or the banking industry’s actual results, level of activity, performance or achievements to be materially different from any future results, level of activity, performance or achievements expressed or implied by these forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, material adverse changes in the Company’s operations or earnings, or a decline in the economy in the New York Metropolitan area. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.